Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262072
PROSPECTUS SUPPLEMENT NO. 8
(to Prospectus dated January 21, 2022)

ALTUS POWER, INC.

Primary Offering Of
19,429,167 Shares of Common Stock

Secondary Offering of
156,463,281 Shares of Common Stock
9,366,667 Warrants to Purchase Common Stock

This prospectus supplement amends and supplements the prospectus dated January 21, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-262072). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 27, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 10,062,500 shares of our Class A common stock that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.00 per share (the “Public Warrants”) issued by CBRE Acquisition Holdings, Inc. (“CBAH”) in its initial public offering; and (ii) 9,366,667 shares of our Class A common stock that may be issued upon exercise of warrants at an exercise price of $11.00 per share that, in the case of 7,366,667 of such warrants, were originally sold to CBRE Acquisition Sponsor, LLC (the “Sponsor”) in a private placement consummated simultaneously with CBAH’s IPO, and, in the case of 2,000,000 of such warrants, were issued to the Sponsor in full settlement of a second amended and restated promissory note entered into between CBAH and the Sponsor (such 9,366,667 warrants, the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) 9,366,667 Private Placement Warrants; (ii) up to an aggregate of 9,366,667 shares of our Class A common stock that may be issued upon exercise of the Private Placement Warrants held by the Selling Securityholders; (iii) up to an aggregate of 42,500,000 shares of our Class A common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined herein); (iv) up to an aggregate of 89,999,976 shares of Class A common stock that were issued to certain affiliates of Altus (collectively, the “Altus Affiliates”) pursuant to the Business Combination Agreement (as defined herein); and (v) up to an aggregate 14,596,638 shares of Class A common stock issuable upon conversion (at the maximum conversion value) of all 1,408,750 of our Alignment Shares, or Class B common stock, par value $0.0001 per share (“Alignment Shares” or “Class B Common Stock”) held by certain Selling Securityholders. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of stock dividends, stock splits, recapitalization or similar transactions.

We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to the Prospectus and this prospectus supplement.

Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under the Prospectus and this prospectus supplement, is provided under “Selling Securityholders” and “Plan of Distribution” in the Prospectus.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock and warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPS” and “AMPS WS”, respectively. On September 26, 2022, the closing price of our Class A common stock was $11.87 per share and the closing price of our warrants was $3.24 per warrant.

We are an “emerging growth company” as such term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 14 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 27, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 27, 2022

___________________________________
Altus Power, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-39798 (Commission File Number)	85-3448396 (I.R.S. Employer Identification Number)
2200 Atlantic Street, 6th Floor Stamford, CT 06902
(Address of principal executive offices and zip code)
(203) 698-0090
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	AMPS	New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.00	AMPS WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or in Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 – Regulation FD Disclosure

On September 27, 2022, Altus Power, Inc. (“Altus Power”) and its subsidiary, APA Finance II, LLC (“APAF II” and together with Altus Power, “Altus”), announced definitive agreements to acquire approximately 97 megawatts (MW) of operating solar assets for approximately $220 million funded by a combination of cash on hand and assumed liabilities. The largest of these portfolios includes approximately 88 MW of generating assets and the acquisition is subject to certain closing conditions, which we expect to be met in the coming weeks. The acquisition of the remaining approximately 9 MW has recently closed and such assets are currently operating as part of Altus Power’s portfolio. Combined, these recently and soon to be acquired portfolios represent approximately 97 MW of solar assets operating across nine U.S. states.

The information in this Item 7.01 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of Altus Power under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information of the information in this Item 7.01.

Item 8.01 Other Events

On September 27, 2022, Altus Power issued a press release announcing entering of these definitive agreements. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 – Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Altus Power, Inc. dated September 27, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2022

Altus Power, Inc.

By:	/s/ Gregg J. Felton
Name:	Gregg J. Felton
Title:	Co-Chief Executive Officer and Director